UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2016
Fifth Street Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
777 West Putnam Avenue, 3rd Floor Greenwich, CT 06830
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

As previously reported by Fifth Street Asset Management Inc. (the “Company”) in its Current Report on Form 8-K filed February 18, 2016, on February 18, 2016, the Company entered into a Purchase and Settlement Agreement (the “PSA”) by and among Fifth Street Finance Corp. (“FSC”), Fifth Street Holdings L.P. (“Holdings”), Leonard M. Tannenbaum, Chairman and Chief Executive Officer of the Company, and RiverNorth Capital Management, LLC (“RiverNorth”), RiverNorth Capital Partners, L.P., RiverNorth Institutional Partners, L.P., RiverNorth Core Opportunity Fund, RiverNorth/DoubleLine Strategic Income Fund, Randy I. Rochman, Fred G. Steingraber and Murray R. Wise. In connection with the execution and delivery of the PSA, the Company issued a warrant (the “Warrant”) to RiverNorth.

On September 15, 2016, the Company elected, and the Board of Directors of the Company approved such election, to settle all of the Warrant by delivering RiverNorth 760,059 shares of its Class A Common Stock (the “Shares”). RiverNorth had exercised the Warrant on June 23, 2016 and, pursuant to the terms of the Warrant, the Company has the ability to settle the Warrant in shares of its Class A Common Stock. In accordance with the terms of the Warrant, the number of Shares that will be issued to RiverNorth was determined by dividing (i) the amount that the Company elected to settle in shares of Class A Common Stock by (ii) the exercise price of $4.30, which was determined in accordance with the terms of the Warrant.

The Shares will be issued in a private transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: September 21, 2016	By:	/s/ Kerry S. Acocella
		Name:	Kerry S. Acocella
		Title:	Secretary